EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             THE VALSPAR CORPORATION


         The Valspar Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, in accordance with Section 242 of the Delaware General Corporation Law, the amendment to the Corporation's Certificate of Incorporation set forth in the following resolution was approved by the Corporation's board of directors at a duly held meeting, was recommended to the shareholders, and was approved by the shareholders at the annual meeting of the shareholders duly called and held pursuant to Section 222 of the Delaware General Corporation Law:

                  RESOLVED, that the first sentence of Article Fourth of the Certificate of Incorporation of The Valspar Corporation be and it hereby is amended to read as follows:

                           "Fourth. The total number of shares of stock which
                  the corporation shall have the authority to issue is one hundred twenty million (120,000,000) shares of Common Stock of the par value of Fifty Cents ($.50) per share."

         IN WITNESS WHEREOF, The Valspar Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 26th day of February, 1997.

                                   THE VALSPAR CORPORATION


                                   By: /s/  Rolf Engh
                                       ----------------------------------------
                                       Rolf Engh, Secretary and General Counsel